Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
THIRD QUARTER OPERATING RESULTS

HOUSTON, TX – November 8, 2007 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced results for the third quarter and first nine months of fiscal 2007.

Third Quarter 2007 Compared to Third Quarter 2006 (Continuing Operations)
▪	Revenues rose 13.1% to $77.7 million from $68.7 million;

▪	Operating income decreased to $4.7 million, from $5.1 million;

▪	Net income from continuing operations was $3.4 million as compared with $3.5 million;

▪	Diluted earnings per share from continuing operations were $0.29 as compared with $0.30.

First Nine Months of 2007 Compared to 2006 (Continuing Operations)
▪	Revenues rose 17.6% to $217.9 million, from $185.2 million;

▪	Operating income decreased to $13.3 million, from $13.9 million;

▪	Net income from continuing operations increased to $9.8 million from $9.7 million;

▪	Diluted earnings per share from continuing operations were $0.83 compared with $0.84.

Commenting on the results, Joe Harper, Sterling’s President and Chief Operating Officer, said, “Revenues rose by $9 million as compared to last year’s third quarter which reflects continued expansion of our work crews and equipment fleet resources. However, the increase was less than expected, due to above-average heavy rainfall across all our Texas markets during the quarter, continuing the bad weather in the first half of 2007. Despite the revenue increase, the combination of lower average gross margins on work-in-progress and lower productivity due to prolonged rainfall, which led to an underabsorption of our equipment costs, resulted in lower gross margins than last year. As a result, third quarter 2007 gross profit was approximately the same as last year and, combined with slightly higher general and administrative expenses due to hiring of additional personnel and higher salaries, caused a decrease in operating income of $400,000 in the third quarter of 2007 compared with 2006.”

Harper continued, “Through the first nine months of 2007, revenues were $217.9 million or 17.6% ahead of last year; this revenue increase includes 45% growth in Texas Department of Transportation highway revenues, offsetting a 16% decline in our municipal revenues.”

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Sterling Construction Company News Release	Page 2
November 8, 2007

Mr. Harper added, “As we have previously stated, however, state highway contracts generate lower average gross margins than municipal projects, but contribute significantly to total gross profit, due to their typically larger size, longer duration and higher material content. While our workforce increased 13% year-over-year and we purchased over $23 million in property, plant and equipment through the first nine months of this year, the change in mix of transportation versus water infrastructure projects and heavy rainfall across our Texas markets resulted in lower gross margin for the first nine months of 2007 as compared with the first nine months in 2006. As previously noted, the lower productivity from the heavy rainfall resulted in under absorption of equipment fleet costs and contributed to lower gross profit and operating income for the first nine months of 2007 and as compared to 2006.”

Pat Manning, Sterling’s Chairman and CEO, said, “With the addition to backlog of $41 million in new construction contracts in the third quarter, bringing the year to date additions to backlog to $181 million, we closed the quarter with contract backlog of $367 million. The higher levels of work crews and equipment mentioned by Mr. Harper have positioned the Company to continue to take advantage of bidding opportunities in the future.”

Manning added, “As we reported last week, we completed the acquisition of Road and Highway Builders, LLC (“RHB”) of Reno, Nevada, which at September 30, 2007, had $127 million in contract backlog.  RHB’s business in a large growing market also represents a potential platform from which to expand our business reach into other adjacent areas and, at the same time, enables us to leverage our core competencies, including municipal and structural work, to expand RHB’s portfolio of heavy civil construction.  Due to the closing date being last week, only two months of RHB’s results will be included in the Company’s results of operations for calendar year 2007.”

He added, “Despite the adverse impact of the heavy rainfall on the results of the first nine months of 2007, but with the inclusion of the expected two months of RHB’s results, the Company is affirming its prior 2007 guidance for revenues of $285 million to $310 million, pre-tax income of $20.3 million to $22.8 million, and net income of $13.4 million to $15.0 million, representing earnings per share, on a diluted basis, of between $1.13 and $1.26, although we believe it will be toward the low end of these ranges.”

Mr. Manning further stated, “Investors should view quarterly results in the overall context of our annual results and guidance, and are reminded that the Company’s policy is to provide guidance only on annual results; we do not issue guidance about quarterly results.”

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas and, with the acquisition of RHB, also in Nevada.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

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Sterling Construction Company News Release	Page 3
November 8, 2007

Conference Call
Sterling’s management will hold a conference call today, November 8, 2007, to discuss third quarter results and recent corporate developments at 10:00 am ET/ 9:00 am CT.  Participating in the call will be President and COO, Joe Harper, Chairman and CEO, Pat Manning, and CFO, James H. Allen, Jr.  Interested parties may participate in the call by dialing 706-679-0858 ten minutes before the conference is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
James H. Allen, Jr., 281-821-9091	The Equity Group Inc.
or	Linda Latman, 212-836-9609
Joseph Harper, 281-821-9091	Lena Cati, 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com

(See Accompanying Tables)

Sterling Construction Company News Release	Page 4
November 8, 2007

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Revenues	$77,714	$68,743	$217,877	$185,233
Cost of revenues	69,799	60,865	196,284	163,358
Gross profit	7,915	7,878	21,593	21,875
General and administrative expenses	3,257	2,866	8,725	8,175
Other income	0	89	433	247
Operating Income	4,658	5,101	13,301	13,947
Interest income	480	329	1,421	993
Interest expense	13	76	55	190
Income from continuing operations before income taxes	5,125	5,354	14,667	14,750
Income taxes	1,682	1,809	4,890	5,027
Net income from continuing operations	3,443	3,545	9,777	9,723

Income (loss) from discontinued operations, net of income taxes of $0, $45, $0 and $290, respectively	--	65	(25)	444
Net income	$3,443	$3,610	$9,752	$10,167

Basic net income per share:
Net income from continuing operations	$0.31	$0.33	$0.89	$0.93
Net income from discontinued operations	$0.00	$0.01	$0.00	$0.04
Net income per share	$0.31	$0.34	$0.89	$0.97
Weighted average number of shares outstanding used in computing basic per share amounts	11,003,346	10,779,232	11,962,009	10,455,301

Diluted net income per share:
Net income from continuing operations	$0.29	$0.30	$0.83	$0.84
Net income from discontinued operations	$0.00	$0.01	$0.00	$0.04
Net income per share	$0.29	$0.31	$0.83	$0.88
Weighted average number of shares outstanding used in computing diluted per share amounts	11,774,116	11,793,285	11,765,287	11,639,830

Sterling Construction News Release	Page 5

November 8, 2007

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	Sept. 30, 2007	December 31, 2006
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$14,894	$28,466
Short-term investments	32,630	26,169
Contracts receivable, including retainage	52,498	42,805
Costs and estimated earnings in excess of billings on uncompleted contracts	7,247	3,157
Inventories	1,047	965
Deferred tax asset	1,038	4,297
Other	1,968	1,549
Total current assets	111,322	107,408
Property and equipment, net	62,390	46,617
Goodwill	12,735	12,735
Note receivable, long-term	31	325
Other assets	629	687
Total assets	$187,107	$167,772
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,257	$17,373
Billings in excess of costs and estimated earnings on uncompleted contracts	21,979	21,536
Current maturities of long term obligations	123	123
Other accrued expenses	7,272	5,502
Total current liabilities	51,631	44,534
Long-term obligations:
Long-term debt, net of current maturities	30,566	30,659
Deferred tax liability	2,975	1,588
	33,541	32,247
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 14,000,000 shares authorized, 11,017,310 issued and outstanding at September 30, 2007; 10,875,438 issued and outstanding at December 31, 2006	110	109
Preferred stock, $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding at September 30, 2007 and December 31, 2006	--	--
Additional paid-in capital	115,821	114,630
Accumulated deficit	(13,996)	(23,748)
Total stockholders’ equity	101,935	90,991
Total liabilities and stockholders’ equity	$187,107	$167,772